EXHIBIT 10.1





                      EMPLOYMENT EXTENSION AGREEMENT

     This Agreement made this 29th day of November, 1993 by and between Leon Machiz residing at 5 Hamptworth Court, Kings Point, New York 11024 ("Machiz") and Avnet, Inc., a New York corporation with offices at 80 Cutter Mill Road, Great Neck, New York 11021 (the "Corporation").
                           W I T N E S S E T H :
     On February 28, 1990 the parties entered into a written employment agreement wherein and whereby the Corporation and Machiz agreed that Machiz would be employed by the Corporation for a period of five years commencing as of July 1, 1989 and terminating June 30, 1994 (the "Employment Agreement").
     The parties are desirous of continuing the employment of Machiz by the Corporation beyond June 30, 1994 under the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the sum of $1.00 each to the other and in hand paid, the receipt whereof is hereby acknowledged and the mutual covenants and agreements herein contained, the parties hereto agree as follows:
1. The Employment Agreement shall be extended for an additional period of two years from July 1, 1994 through June 30, 1996 (the "Extension").
2. The Extension shall be on the same terms and conditions as are set forth in the Employment Agreement; provided, however, that
     (i) the date "June 30, 1994" as it appears in Paragraphs 2 and 5 of the Employment Agreement shall be changed to read "June 30, 1996" and the "Date of Termination of Full-Time Employment" with respect to Machiz shall mean June 30, 1996 (or the earlier of Machiz' death or termination of the Employment Agreement, as hereby extended, pursuant to Paragraph 5 thereof); (ii) the date "June 30, 1999" as it appears in Paragraphs 7, 8(a) and 8(d) of the Employment Agreement shall be changed to read "June 30, 2001"; (iii) for the sake of clarification, the term "extraordinary items of profit or loss" in Paragraph 4(b) of the Employment Agreement shall include unusual and/or infrequent items, which items are also either (a) material in the sense of being equal to at least 5% of the Corporation's pre-tax income for the applicable fiscal year or (b) required to be disclosed separately or by footnote in the Corporation's financial statements for the applicable fiscal year as filed with the Corporation's Annual Report on Form 10K; and (iv) Paragraph 18 of the Employment Agreement shall be disregarded and be of no force or effect with respect to the Extension.

3. Notwithstanding anything to the contrary, any "additional amount" of remuneration and compensation to which Machiz may from time to time become entitled with respect to the Extension pursuant to Paragraph 4(b) of the Employment Agreement shall not be paid to him until the later of
     (i) the time provided for in the Employment Agreement and (ii) July 1, 1996; provided, however, that in the event Machiz continues full-time employment in any capacity with the Corporation after June 30, 1996 then the payment of any said "additional amount" or portion thereof shall continue to be deferred as necessary so that the sum of the annual base compensation then being paid by the Corporation to Machiz for any fiscal year together with the portion of the "additional amount" to be paid during that fiscal year does not exceed $1,000,000. Any portion of the "additional amounts" which are deferred beyond the date when such "additional amounts" would otherwise be payable to Machiz pursuant to Paragraph 4(b) of the Employment
     Agreement shall accrue interest at a rate, to be calculated monthly, equal to two (2) percentage points less than the prime rate charged by Chase Manhattan Bank, New York City, to its best corporate customers. Any interest so accrued shall become payable to Machiz at such time as the final principal payment of the "additional amounts" is made to him. By way of example, in the event Machiz were to continue full-time employment with the Corporation beyond June 30, 1996 at an annual base compensation of $600,000 and the "additional amounts" payable to him during the fiscal year beginning July
     1, 1996 were to total $900,000, then, in addition to his base compensation of $600,000 for the fiscal year beginning July 1, 1996 Machiz would receive $400,000 of the "additional amounts" on July 1, 1996 (or as soon thereafter as such amounts become payable pursuant to the Employment Agreement) and the remaining $500,000 of the "additional amounts" would continue to be deferred until subsequent fiscal years. In this example, if Machiz' base compensation remained at $600,000 for the fiscal year beginning July 1, 1997, then he would receive another $400,000 of the "additional amounts" during fiscal
     1997; and he would receive the final $100,000 of the "additional amounts" in fiscal 1998 together with any interest accrued with respect to the "additional amounts".
4. All benefits earned by Machiz under the Employment Agreement shall remain in full force and effect and shall not be modified, cancelled or terminated under any circumstance.
5. The consulting arrangement described in Section 7 of the Employment Agreement (the "Consulting Agreement") is non-cancelable and shall remain in full force and effect. In the event a new employment agreement is not entered into by the parties by June 30, 1996 for any reason other than Machiz' death or his prior exercise of his right to terminate his full-time employment as provided in Paragraph 5 of the Employment Agreement, the Consulting Agreement shall take effect on July 1, 1996 and terminate on June 30, 2001.
6. This Extension Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, other than the conflicts of laws principals thereof.
7.   This Extension Agreement, together with the Employment
     Agreement it modifies, contains the entire agreement of the parties with respect to the subject matter herein and no waiver, modification or change of any of its provisions shall be valid unless in writing and signed by the party against whom such claimed waiver, modification or change is sought to be enforced.
8. All notices pursuant hereto shall be given by registered or certified mail, return receipt requested, addressed to the parties hereto at the addresses set forth above, or to such other addresses as may hereafter be specified by notice in writing in the same manner by any party or parties.
9. In the event there are any terms and conditions of the Employment Agreement which conflict with the terms and conditions of this Extension Agreement, the terms and conditions of this Extension Agreement shall supersede such terms and conditions of the Employment Agreement.
     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.
                                  AVNET, INC.



                              By: s/Raymond Sadowski
                                  Senior Vice President and
                                  Chief Financial Officer




                                  s/Leon Machiz
                                  Leon Machiz